                                                                    EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                   CYMER, INC.



         Pursuant to Sections 78.380 and 78.403 of the Nevada General Corporation Law, the articles of incorporation of Cymer, Inc., a Nevada corporation, are hereby amended and restated to read in their entirety as follows:

         "1. NAME OF CORPORATION. The name of the corporation is Cymer, Inc.

         2. RESIDENT AGENT. The address of the corporation's registered office in the State of Nevada is 402 N. Division Street, Carson City, Nevada 89703. The name of its registered agent at such address is Roy L. Farrow.

         3. SHARES. The corporation (sometimes referred to in these Articles of Incorporation as the "Company") is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is Twenty- five Million (25,000,000), $.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is Nine Million Eight Hundred Thirty-four Thousand Eight Hundred Eighty (9,834,880), $.001 par value per share. The Preferred Stock shall be issued in seven series. The first series of Preferred Stock shall be designated as 8% Non-Cumulative Voting Redeemable Convertible Series A Preferred Stock (the "Series A Preferred Stock") and shall consist of Two Million Two Hundred Sixty-Nine Thousand Two Hundred Sixty-One (2,269,261) shares with the rights, preferences, privileges and restrictions set forth below. The second series of Preferred Stock shall be designated as 8% NonCumulative Voting Redeemable Convertible Series B Preferred Stock (the "Series B Preferred Stock") and shall consist of One Million Three Hundred Ten Thousand Twenty-Nine (1,310,029) shares with the rights, preferences, privileges and restrictions set forth below. The third series of Preferred Stock shall be designated as 8% Non-Cumulative Voting Redeemable Convertible Series C Preferred Stock (the "Series C Preferred Stock") and shall consist of Two Hundred Thousand (200,000) shares with the rights, preferences, privileges and restrictions set forth below. The fourth series of Preferred Stock shall be designated as 8% Non-Cumulative Voting Redeemable Convertible Series D Preferred Stock (the "Series D Preferred Stock") and shall consist of Four Hundred Eighty-Five Thousand Five Hundred Ninety (485,590) shares with the rights, preferences, privileges and restrictions set forth below. The fifth series of Preferred Stock shall be designated as 8% Non-Cumulative Voting Redeemable Convertible Series E Preferred Stock (the "Series E Preferred Stock") and shall consist of One Million Six Hundred Seventy Thousand (1,670,000) shares with the rights, preferences, privileges and restrictions set forth below. The sixth series of Preferred Stock shall be designated as 8% Non-Cumulative Voting Redeemable Convertible Series F Preferred Stock (the "Series F Preferred Stock") and shall consist of Three Million (3,000,000) shares with the rights, preferences, privileges and restrictions set forth below. The seventh series of Preferred Stock shall be designated as 8% Non-Cumulative Voting Redeemable Convertible Series G Preferred Stock (the "Series G Preferred Stock") and shall consist of Nine Hundred Thousand (900,000) shares with the rights, preferences, privilege and restrictions set forth below. The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

                  A. Dividend Rate. The holders of record of shares of Preferred Stock shall be entitled to receive, when, if and as declared by the Board of Directors of the Company (the "Board") out of any assets of the Company legally available therefor, an annual cash dividend at the rate per share of 8% of the Liquidation Value of the respective series, which shall be payable when and if declared by the Board on a pari passu basis. "Series A Liquidation Value," "Series B Liquidation Value," "Series C Liquidation Value," "Series D Liquidation Value", "Series E Liquidation Value", "Series F Liquidation Value" and "Series G Liquidation Value" shall mean $1.60, $3.40, $7.00, $8.50, $5.00, $3.50 and $6.00 per share, respectively. No dividends (other than those payable solely in Common Stock) shall be declared or paid or set aside for payment or other distribution made with respect to the Common Stock during any fiscal year of the Company nor shall any shares of Common Stock be redeemed, purchased or otherwise acquired by the Company until a dividend equal to 8% per annum of the applicable Liquidation Value per share of Preferred Stock has been paid or declared and set apart during the fiscal year. If in the event of the declaration of a dividend, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full dividend, then such assets and funds shall be distributed ratably among the holders of the Preferred Stock (in proportion to the applicable Liquidation Values). Any reference in these Articles of Incorporation to Common Stock includes any other class or series of Common Stock that may be authorized from time to time. The foregoing restriction on redemption, repurchase or acquisition of Common Stock shall be inapplicable to (i) the redemption provisions of these Articles of Incorporation, (ii) any payments in lieu of issuance of fractional shares thereof whether upon any merger, conversion, stock dividend or otherwise, (iii) repurchases of Common Stock by the Company pursuant to the terms of the Company's 1987 Stock Option Plan, 1996 Stock Option Plan or the Common Stock Restriction Agreements entered into by the Company with each of Robert P. Akins, Uday Sengupta, Richard L. Sandstrom and Donald G. Larson and any other repurchases by the Company under circumstances comparable to those contemplated by the Company's Incentive Stock Option Plan or the Common Stock Restriction Agreements or (iv) the rescission by the Company of any transaction pursuant to which such stock was issued. Dividends on the Preferred Stock shall not be cumulative and no rights to dividends shall accrue to the holders of Preferred Stock in the event that the Company shall fail to declare or pay dividends in whole or in part on any series of Preferred Stock in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. After dividends in the amount of 8% per annum of the applicable Liquidation Value per share on the Preferred Stock have been paid or declared and set aside in any one fiscal year of the Company, if the Board shall elect to declare additional dividends out of funds legally available therefor in that fiscal year, such additional dividends shall be paid on the Common Stock and on the Preferred Stock as if the Preferred Stock had been converted to Common Stock prior to the payment of the additional dividends.

                  B.       Voting.

                           (1) Subject to subsection B(2) hereof, each holder of
Preferred Stock shall be entitled to vote on all matters submitted to a vote (or, if action by written consent is permitted by the Bylaws of the Company, to give their written consent in lieu of a vote) of stockholders of the Company


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and, with respect to such vote, shall be entitled to cast the number of votes he would have been entitled to cast had he converted all of his shares of Preferred Stock into Common Stock immediately prior to such vote. Except as otherwise provided herein or required by law, the holders of shares of Preferred Stock and Common Stock shall vote together and not as separate classes or series.

                           (2) The holders of shares of Common Stock voting
separately as a class shall elect two members of the Board of Directors of the Company, the holders of shares of Series A Preferred Stock voting separately as a class shall elect two members of the Board of Directors of the Company, and the holders of shares of Series B Preferred Stock voting separately as a class shall elect one member of the Board of Directors. Additional members of the Board of Directors, if any, shall be elected by the holders of shares of Common Stock and Preferred Stock voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only a director or directors elected by the same class of stockholders as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. No action by members of the Board of Directors filling a vacancy on the Board of Directors shall be effective until 10 days after all Board members who do not have a right to vote on such appointment have received notice thereof. A majority of the Board members entitled to receive such notice may waive such notice requirement on behalf of all such Board members.

                  C.       Protective Provisions.

                           (1) The Company shall not, without the consent of
persons holding at least a majority of the outstanding shares of Preferred Stock, voting together as a class:

                                    (a) Amend or restate the Articles of
Incorporation in a manner which would adversely alter or change the rights, preferences, privileges or restrictions of the Preferred Stock;

                                    (b) Establish any class or series of capital
stock which would rank senior to or on a parity with the Preferred Stock with respect to the right to receive dividends or any distribution upon the liquidation, dissolution, Liquidating Merger (as defined below) or winding up of the Company;

                                    (c) Effect or permit any sale, lease,
encumbrance, assignment, transfer or conveyance or merger of all or substantially all of the assets of the Company, or any liquidation or winding up of the Company;

                                    (d) Increase or decrease (other than by
permitted repurchase, redemption or conversion) the total number of authorized shares of capital stock or reduce the stated capital of the Company;

                                    (e) Amend the Articles of Incorporation or
the Bylaws of the Company to increase the authorized number of members of the Board of Directors in excess of seven; or

                                    (f) Obligate itself to do any of the
foregoing.


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                           (2) The Company shall not, without the consent of
persons holding at least a majority of the outstanding shares of Series C , D, E, F or G Preferred Stock, as the case may be:

                                    (a) Amend or restate the Articles of
Incorporation in a manner which would adversely alter or change the rights, preferences, or privileges of such series of Preferred Stock, provided such series of Preferred Stock is adversely affected by such amendment or restatement in a different manner than the other outstanding series of Preferred Stock;

                                    (b) Establish any class or series of capital
stock which would rank senior to or on a parity with such series of Preferred Stock with respect to the right to receive dividends or any distribution upon the liquidation, dissolution, Liquidating Merger (as defined below) or winding up of the Company, provided such series of Preferred Stock is adversely affected by such establishment in a different manner than the other outstanding series of Preferred Stock; or

                                    (c) Obligate itself to do any of the
foregoing.

                  D.       Redemption and Sinking Fund.

                           (1) So long as any Preferred Stock remains
outstanding, the Company shall, on each of the dates set forth in the following schedule (each a "Sinking Fund Payment Date"), set aside as and for a sinking fund for the redemption of the Preferred Stock (hereinafter called the "Sinking Fund") in cash out of any funds legally available therefor, a sum equal to the product of (a) the applicable Redemption Price (as hereinafter defined) multiplied by (b) the maximum number of shares of Preferred Stock to be redeemed as set forth below opposite such Sinking Fund Payment Date:

            Sinking Fund                Number of Shares of Preferred
            Payment Date                    Stock to be Redeemed
- --------------------------------------------------------------------------------
March 15, 1997                       One third of the shares of each
                                     series of Preferred Stock then outstanding.

March 15, 1998                       One third of the shares of each
                                     series of Preferred Stock outstanding as of
                                     March 15, 1997.

March 15, 1999                       One third of the shares of each
                                     series of Preferred Stock outstanding as of
                                     March 15, 1997.

                           (2) The Redemption Price for each share of Preferred
Stock shall be an amount in cash equal to the sum of the Liquidation Value of such series plus 8% per annum of the Liquidation Value from date of original issuance of such series by the Company's predecessor, Cymer Laser


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Technologies, a California corporation (the "Predecessor Corporation"), less any dividends actually paid on such share of Preferred Stock to the date of redemption.

                           (3) If on any Sinking Fund Payment Date the funds of
the Company legally available therefor shall be insufficient to discharge such Sinking Fund requirement in full, funds to the extent legally available for such purpose shall be set aside for the Sinking Fund. Such Sinking Fund requirements shall be cumulative, so that if for any year or years such requirements shall not be fully discharged as they accrue, funds legally available therefor, after such payment or provisions for dividends, for each year thereafter shall be applied thereto until such requirements are fully discharged.

                           (4) On or before the fifth day (the "Redemption
Date") following each Sinking Fund Payment Date, the cash in the Sinking Fund shall be used to acquire by redemption, in the manner provided below, the number of shares of Preferred Stock to be redeemed as determined in subsection D(7) hereof.

                           (5) In the event of the redemption of only a part of
the outstanding shares of Preferred Stock, the Company shall effect such redemption pro rata among the total of all series of Preferred Stock according to the number of shares to be redeemed by the Company for each holder of Preferred Stock.

                           (6) At least 30 days but not more than 60 days prior
to the Redemption Date, a written offer (an "Offer to Redeem"), shall be mailed, postage pre-paid, to each holder of record of Preferred Stock offered to be redeemed at his address last shown on the records of the Company. The Offer to Redeem shall state:

                                    (a) Whether all or less than all of the
outstanding shares of Preferred Stock are offered to be redeemed and the total number of shares offered for redemption;

                                    (b) The number of shares of Preferred Stock
held by the holder that the Company intends to redeem;

                                    (c) The Redemption Date and the Redemption
Price for each series;

                                    (d) The date upon which the holder's rights
to convert such shares of Preferred Stock into Common Stock will terminate; and

                                    (e) That the holder is to surrender to the
Company, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed.

                           (7) If a holder of Preferred Stock elects to accept
the Offer to Redeem on or before the applicable Redemption Date (unless such holder has exercised his right to convert the shares as provided in Section E hereof), such holder shall (i) deliver to the principal offices of the Company a written statement accepting the Offer to Redeem and setting forth the number of shares of Preferred


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Stock such holder desires to have redeemed and identifying the series of such shares and (ii) surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Offer to Redeem, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (8) If the Offer to Redeem shall have been duly
given, and if on the Redemption Date the Redemption Price is either paid or made available for payment through the deposit arrangement specified in subsection D(9) below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

                           (9) On or prior to the Redemption Date, the Company
shall deposit with any bank or trust company in the State of California, having a capital and surplus of at least $100,000,000 as a trust fund, a sum equal to the aggregate Redemption Price of all shares of Preferred Stock as to which the holders thereof have accepted the Company's offer to redeem and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the later of the date of such deposit or the applicable Redemption Date, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the later of the date of the deposit or the applicable Redemption Date, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders of the Company with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section E hereof. Any funds so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Company, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the Company.

                           (10) The Company may elect to redeem all or a portion
of any series of Preferred Stock at any time, provided, that it shall have received the prior written consent of persons holding sixty-six and two-thirds percent (66-2/3) of the outstanding shares of such series of Preferred Stock, with each series voting separately as a class.

                  E.       Conversion.

                           (1) In General. Subject to subsection E(5) below, the
Preferred Stock shall be convertible at the option of the holder at any time into fully paid and nonassessable shares of Common Stock of the Company initially at the Conversion Rate for each series (as defined herein) of one (1) share


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of Common Stock for each share of Preferred Stock, except in the case of the
Series E Preferred Stock for which the Conversion Rate shall initially be
1.470588 shares of Common Stock for each share of Preferred Stock; provided, however, that in case of the redemption of any shares of Preferred Stock, such right of conversion shall cease and terminate as to the shares which the holder thereof has accepted the Company's Offer to Redeem, at the close of business on the day prior to the Redemption Date for those shares, notwithstanding any earlier deposit by the Company of funds sufficient for such redemption, unless default shall be made in the payment of the Redemption Price, in which case the rights of conversion granted hereby shall survive.

                           (2) The number of shares of Common Stock which shall
be deliverable in exchange for a share of Preferred Stock upon conversion thereof is hereinafter referred to as the "Conversion Rate" for each such series. The Conversion Rate of each series shall be subject to adjustment from time to time in certain instances as hereinafter provided.

                           (3) An irrevocable notice of conversion shall be
mailed by each holder of Preferred Stock electing to convert his shares addressed to the Company. If less than all of the shares of the Preferred Stock owned by such holder are to be converted, the notice shall specify the number of shares thereof which are to be converted. Two days after the mailing of such notice, notwithstanding that no certificate for the shares of Common Stock into which the Preferred Stock was converted shall have been received by the holder so electing to convert and notwithstanding that no certificate for shares of the Preferred Stock converted into the Common Stock shall have been surrendered to the Company, the conversion of the Preferred Stock shall be deemed effective and the certificate or certificates representing the shares of Preferred Stock for which notice of conversion was mailed shall be deemed to evidence the shares of Common Stock into which they were converted until such time as they are exchanged for a new certificate representing the shares of Common Stock into which they were converted.

                           (4) Exchange of Certificates. As soon as possible
after the holder mails its notice of conversion to the Company, but in no event later than five (5) business days thereafter; (a) the holder shall surrender the certificate or certificates for such Preferred Stock at the office of any duly appointed transfer agent for such Preferred Stock or the Company's offices. Such certificate or certificates shall be duly endorsed to the Company or in blank and accompanied by proper instruments of transfer to the Company, unless the Company shall waive such requirement, and shall state in writing therein the name or names in which the holder wishes the certificate or certificates for Common Stock issued; and (b) the Company will issue and deliver to the person for whose account such Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if the shares of Preferred Stock surrendered for conversion are not in the aggregate evenly convertible into a number of full shares of Common Stock. In the event of any liquidation, dissolution, Liquidating Merger (as hereinafter defined) or winding up of the affairs of the Company, all conversion rights of the holders of Preferred Stock shall terminate on the date fixed by resolutions of the Board of Directors of the Company, which date shall not be later than ten (10) days nor earlier than twenty (20) days prior to such liquidation, dissolution, Liquidating Merger or winding up.

                           (5)      Automatic Conversion.

                                    (a) All shares of Preferred Stock
outstanding shall be converted automatically and without the requirement of any election on the part of any holder of such shares of Preferred Stock at the applicable Conversion Rate in effect immediately prior to the closing by the Company of a bona fide firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, of its Common Stock at a public offering price of not less than $6.00 per share of Common Stock (as adjusted for any stock dividend, stock split or combination) with net proceeds to the Company of not less than $10,000,000 (an "Automatic Conversion Event").

                                    (b) Written notice shall be given to the
holders of the Preferred Stock immediately upon the occurrence of an Automatic Conversion Event. On and after the date of mailing of such notice, and notwithstanding that any certificates for the Preferred Stock shall not have been surrendered for conversion, the shares of Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except any rights of the holder (1) to receive the shares of Common Stock to which he shall be entitled upon conversion thereof, (2) to receive the amount of cash payable in respect of any fractional share of Common Stock to which he shall be entitled and (3) to receive any dividends declared but unpaid on such Preferred Stock prior to the Automatic Conversion Event. No adjustments with respect to the Conversion Rate for each series shall be made on account of any holder's rights to dividends that have been declared but are unpaid prior to the Automatic Conversion Event; provided, however, that no dividends shall thereafter be paid on the Common Stock unless dividends have first been paid to the holders of Preferred Stock entitled to payment prior to the Automatic Conversion Event. As soon as practicable after such Automatic Conversion Event, but in no event later than ten (10) business days after a holder of Preferred Stock shall have received notice from the Company of such Automatic Conversion Event: (1) such holder shall surrender the certificate or certificates for such Preferred Stock at the office and in the manner provided for such purpose pursuant to subsection E(4) above; and (2) the Company shall issue and deliver to the person for whose account such Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if the shares of Preferred Stock automatically converted are not in the aggregate evenly convertible into a number of full shares of Common Stock.

                  F. Anti-Dilution Protection. The Conversion Rates for the Preferred Stock shall be subject to adjustment from time to time as set forth below.

                           (1) Certain Definitions and Assumptions. For purposes
of this Section F, the following definitions and assumptions shall apply:

                               (a) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.



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
                                    (b) "Convertible Securities" shall mean any
evidence of indebtedness, shares (other than the Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                                    (c) "Original Issue Date" shall mean the
date on which the merger of the Predecessor Corporation into the Company becomes effective under the laws of the State of Nevada.

                                    (d) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or pursuant to this subsection F(1), deemed to be issued) by the Company subsequent to the Original Issue Date, other than shares of Common Stock issued or issuable (or pursuant to this subsection F(1), deemed to be issued) at any time:

                                            (i) upon conversion of the Preferred
Stock (including any such shares of Preferred stock issued on or issuable upon conversion or exercise of Convertible Securities or Options);

                                            (ii) to employees, consultants,
agents or directors of the Company as approved by the Board after the Original Issue Date;

                                            (iii) pursuant to Options and
options or warrants to purchase Preferred Stock outstanding on the Original Issue Date, including Options and options or warrants to purchase Preferred Stock resulting from the assumption of or substitution for such instruments from the Predecessor Corporation; and

                                            (iv) by way of dividend or
distribution pursuant to subsection F(2) or F(3) below or a dividend or distribution on Preferred Stock.

                                    (e) "Conversion Price" for Series A, Series
B, Series C, Series D, Series E, Series F and Series G Preferred Stock shall mean $1.60, $3.40, $7.00, $8.50, $5.00, $3.50 and $6.00, respectively, divided by the applicable Conversion Rate in effect at the time of any such determination.

                                    (f) The issuance of Options or Convertible
Securities of the Company shall be deemed the issuance of the shares of Common Stock which may be acquired upon the exercise of the Options or the exchange or conversion of the Convertible Securities for a consideration equal to the consideration for which such Options were issued, plus the exercise price of any such Options or the consideration equal to the consideration for which the Convertible Securities were issued, plus any additional consideration to be received on exchange or conversion thereof. Such shares of Common Stock shall be deemed outstanding for the purposes of this Section F.

                                    (g) Once an adjustment has been made to the
applicable Conversion Rate by reason of the deemed issuance of Additional Shares of Common Stock, no further adjustment in the Conversion Rate for each series shall be made upon the subsequent issue of Convertible Securities


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
or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                                    (h) If such Option or Convertible Securities
by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company upon exercise, exchange or conversion thereof or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Rate for each series shall, upon any such increase or decrease becoming effective, be equitably adjusted to reflect such increase or decrease.

                                    (i) Upon the expiration of any such Options
or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Rate for each series computed upon the original issue thereof and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                            (i) in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                            (ii) in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                           (2) Dividends. If at any time the Company pays a
dividend on Common Stock payable in Common Stock or Convertible Securities, subdivides its outstanding shares of Common Stock into a larger number of shares or combines the outstanding shares of Common Stock into a smaller number of shares by reclassification or otherwise (each, a "Dilutive Event"), the Conversion Rate for each series in effect immediately prior to such Dilutive Event shall be adjusted by multiplying such Conversion Rate by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such Dilutive Event (assuming exercise or conversion of all outstanding Options and Convertible Securities) and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Event (assuming exercise or conversion of all outstanding Options and Convertible Securities). An adjustment made pursuant to this subsection F(2), shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.


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
                           (3) Distribution of Assets. If the Company shall
distribute to holders of shares of Common Stock any assets (other than any regular quarterly cash dividend out of earned surplus), any evidence of indebtedness or other securities of the Company or any rights to subscribe thereto (the "Assets") then in each such case the Conversion Rate for each series of Preferred Stock shall be increased by multiplying the applicable Conversion Rate in effect on the record date for the determination of the stockholders entitled to receive such distribution, and prior to such distribution, by the absolute value of a fraction the numerator of which shall be the product of (a) the fair value per share (determined as provided in subsection F(5) below) of the Common Stock on such record date (assuming exercise or conversion of all Options and Convertible Securities) and (b) the number of shares of Common Stock outstanding on such record date (assuming exercise or conversion of all Options and Convertible Securities) prior to such distribution and the denominator of which shall be the remainder of (c) the numerator and (d) the fair value (as determined in a resolution adopted by the Board of Directors of the Company, which shall be conclusive evidence of such fair value) of all of the Assets distributed by the Company to holders of shares of Common Stock on such record date. Such adjustment to the Conversion Rate for each series shall become effective retroactively immediately after the record date.

                           (4) Issuance or Sale Below the Conversion Price for
Preferred Stock. If at any time after the Original Issue Date the Company shall issue or sell, or shall, pursuant to subsection F(1), be deemed to have issued and sold Additional Shares of Common Stock without consideration or at a price per share less than the Conversion Price for a series of Preferred Stock, then, in each such case, the Conversion Rate for such series of Preferred Stock shall be increased, concurrently with such issuance or sale, to an amount determined by multiplying the Conversion Rate for such series in effect on the date of and immediately prior to such issuance or sale by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (assuming exercise or conversion of all outstanding Options and Convertible Securities) and the denominator of which shall be the sum of (a) the number of shares of Common Stock outstanding (assuming exercise or conversion of all outstanding Options and Convertible Securities) on the date immediately preceding the date on which the Additional Shares of Common Stock were issued or sold and (b) the number of shares of Common Stock which the aggregate consideration to be received by the Company in respect of such Additional Shares of Common Stock would have purchased at the Conversion Price of such series in effect immediately prior to such issuance or sale. Notwithstanding the foregoing, no adjustment to the Conversion Price for the Series C or D Preferred Stock shall occur pursuant to this subsection F(4) unless the purchase price per share of the Additional Shares of Common Stock is less than $3.40 per share.

                           (5) Fair Value. For the purpose of any computation
under subsection F(3), the "fair value" on any date shall be as mutually agreed upon by the Board of Directors of the Company with the representatives of the holders of the shares of Preferred Stock voting in favor of such valuation; provided, however, that if the Common Stock is listed or admitted to trading on a national securities exchange, the fair value on any date shall be equal to the average of the daily closing prices for the thirty (30) consecutive trading days commencing forty-five (45) trading days before the date in question. The closing price for each day shall be the last sales price regular way, or if no such sale takes place, the average of the closing bid and asked prices regular way on the principal national securities exchange on which such class of Common Stock is listed or admitted to trading, or if not listed on such an exchange, the average of the closing bid and asked prices for a share of Common Stock on the over-the-counter market, as reported by the National Association of Securities Dealer's Automated Quotation System at the close of business on such date.

                           (6) Capital Reorganization. In the case of any
capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a merger not involving any reclassification, conversion or exchange of Common Stock, in which, subject to subsection F(7), the Company is the surviving corporation), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock (or of any class or classes) or other securities or property receivable upon such capital reorganization, reclassification of capital stock, consolidation or merger as the case may be, by a holder of the number of shares of Common Stock into which such share of Preferred Stock was convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation or merger; and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the Conversion Rate for each series) shall thereafter be applicable, as near as reasonably practical, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

                           (7) Liquidating Merger. If, as a result of (a) a sale
or conveyance of all or substantially all of the assets of the Company, or (b) the merger, reorganization or consolidation of the Company with or into another corporation or of another corporation into it, the beneficial owners of all of the equity interest in the Company (assuming conversion of all options and Convertible Securities outstanding at the time of such merger or consolidation) immediately prior to any such merger or consolidation will not beneficially own a majority of the equity interest of the entity surviving such merger or consolidation immediately after such merger or consolidation (each such event being hereinafter referred to as a "Liquidating Merger"), such sale, conveyance, merger, reorganization or consolidation shall be deemed a liquidation and shall be subject to the provisions of Section G.

                           (8) Transfer Agents. Whenever the Conversion Rate of
a series of Preferred Stock is adjusted as herein provided, the Company shall
(a) forthwith file with any transfer agent or agents for such series of Preferred Stock a certificate signed by the President or one of the Vice Presidents of the Company and by its Treasurer or an Assistant Treasurer, stating the adjusted Conversion Rate for such series determined as provided in this Section F, and in reasonable detail the facts requiring such adjustment and
(b) cause a notice to be mailed to the respective holders of record of such series of Preferred Stock setting forth the adjustment and the Conversion Rate for such series, as adjusted. Any such transfer agents shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificates as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in reliance thereon. No transfer agent in its capacity as transfer agent shall be deemed to have any knowledge with respect to any change of capital structure of the Company unless and until it receives a notice thereof pursuant to the provisions of this subsection F(8) and in default of any such notice each transfer agent may conclusively assume that there has been no such change.

                           (9) Availability of Authorized Shares. The Company
shall at all times reserve and keep available, out of its authorized and unissued or treasury shares of Common Stock, or other stock or securities deliverable upon conversion, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock and/or securities issuable upon conversion of the Preferred Stock if at any time the number of shares of Common Stock (or such other securities) remaining unissued or treasury shares of Common Stock (or such other securities) shall not be sufficient to permit the conversion of all the then outstanding Preferred Stock.

                           (10) No Fractional Shares. No fractions of shares of
Common Stock are to be issued upon conversion of Preferred Stock, but in lieu thereof the Company will pay therefor in cash an amount determined by multiplying the fraction of a share by the applicable Liquidation Value.

                           (11) Delivery of Common Stock. The Company will pay
all issue and other taxes that may be payable in respect of any issue on delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the tax so required.

                  G.       Liquidation Rights.

                           (1) In the event of any liquidation, dissolution,
Liquidating Merger or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, the holders of the Preferred Stock shall be entitled to receive from the assets of the Company available for distribution to its stockholders an amount per share in cash equal to the Liquidation Value of the respective series of Preferred Stock plus a liquidation premium of 8% per annum of the applicable Liquidation Value per share from the date of original issuance of such series, less any dividends that have actually been paid on such series, since it was issued (the "Liquidation Preference Amount"). If upon the occurrence of such event, the assets thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference Amount of the respective series of Preferred Stock, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the applicable Liquidation Preference Amounts.

                           (2) Upon completion of the distribution required by
subsection G(1), if any assets remain in the Company, the remaining assets of the Company shall be distributed to the holders of Common Stock. Written notice of such liquidation, dissolution, Liquidating Merger or winding up, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed or caused to be mailed by the Company by certified or registered mail, return receipt requested, not less than sixty (60) days prior to the date stated therein, to each holder of record of any share of the Preferred Stock at his address as the same appears on the books of record of the Company. No consolidation or merger of the Company or sale or transfer by the Company of its assets which does not qualify as a Liquidating Merger, nor the reduction of the authorized number of shares of any class or series of capital stock of the Company, shall be deemed to be a liquidation, dissolution, Liquidating Merger or winding up of the corporation within the meaning of any of the provisions of this Section G.

                  H. Status of Redeemed or Converted Shares. Any shares of Preferred Stock which at any time shall have been redeemed pursuant or converted hereto shall after such redemption or conversion be canceled and no longer be available for issuance by the Company.

                  I. Notice. The holders of shares of the Preferred Stock shall receive notice of certain events as follows:

                           (1) not less than thirty (30) days before the
occurrence of any of the following: (a) any distributions of capital stock to holders of shares of the Company's Common Stock including without limitation, any stock splits, stock dividends, stock reclassifications, or the issuance of any rights or warrants, (b) the declaration of any record date or (c) any meeting of the holders of shares of the Company's capital stock called by the Company's Board of Directors (which notice must set forth in reasonable detail the business to be transacted at such meeting); (ii) not more than ten (10) days after the occurrence of an Automatic Conversion Event, that such event has occurred; and (iii) not less than twenty (20) days prior to the date fixed by the Board of Directors for the termination of the conversion rights of the Preferred Stock as a result of any liquidation, dissolution, Liquidating Merger or winding up of the affairs of the Company that such event will occur.

                  J. Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Preferred Stock shall be deemed to have consented, for the purposes of any applicable provisions of the Nevada General Corporation Law, to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Company and such persons.

         4. GOVERNING BOARD. The members of this corporation's governing board shall be styled as directors. The number of directors from time to time shall be determined as set forth in the bylaws. The present Board of Directors consists of five (5) members and the names and addresses are as follows:


Name                                        Address
- -----------------------                     ------------------------------
Richard P. Abraham                          Weeden Capital Partners, L.P.
                                            12833 La Vida Real
                                            Los Altos Hills, CA 94022

Robert P. Akins                             Cymer Laser Technologies
                                            16275 Technology Drive
                                            San Diego, CA 92127

Kenneth M. Deemer                           Interven Partners
                                            2401 Pine Avenue
                                            Manhattan Beach, CA 90266

Peter J. Simone                             Simplex Time Recorder Co.
                                            Group Vice President
                                            Simplex Plaza
                                            Gardner, MA 01441

F. Duwaine Townsen                          Ventana Growth Fund
                                            Rio Vista Towers
                                            Suite 500
                                            8880 Rio San Diego Drive
                                            San Diego, CA 92108

         5.       PERSONAL LIABILITY.

                           (a) To the fullest extent permitted by the Nevada
General Corporation Law as the same exists or as may hereafter be amended, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty; provided, however, that this provision shall not eliminate or limit the liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of Nevada Revised Statutes Section 78.300.

                           (b) The corporation shall indemnify to the fullest
extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation. To the fullest extent permitted by law, the corporation shall pay all expenses of directors and officers as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined by a court that such director or officer is not entitled to be indemnified.

                           (c) Neither any amendment nor repeal of this Article
5, nor the adoption of any provision of this corporation's articles of incorporation inconsistent with this Article 5, shall eliminate or reduce the effect of this Article 5 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

         THE UNDERSIGNED, being the sole incorporator of Cymer, Inc., does hereby declare and certify as required by Section 78.380(1) of the Nevada General Corporation Law that the following facts are true:

(a) The undersigned, being the sole incorporator of Cymer, Inc., constitutes at least two-thirds of the incorporators of Cymer, Inc. The name of the corporation is "Cymer, Inc."

(b) The original articles of incorporation of Cymer, Inc. were filed with the Nevada Secretary of State on July 12, 1996.

(c)     To the date hereof, no capital stock of Cymer, Inc. has been issued.


The undersigned does make and file this certificate, hereby declaring and certifying that the facts herein stated are true.


                                   ________________________________________
                                   Henry P. Massey, Jr., Incorporator




STATE OF CALIFORNIA         )
                            )
County of Santa Clara       )


         On this ______ day of________________, before
me,_____________________________, a Notary Public, State of California, duly commissioned and sworn, personally appeared Henry P. Massey, Jr., personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he executed it.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the Santa Clara County of California on the date set forth above on this certificate.


                                     ________________________________________
                                     Notary Public, State of California

                                     My commission expires __________________